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                                                                   EXHIBIT 10.25
1997-1998 STRATEGIC INCENTIVE PLAN
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PURPOSE:         To attract, retain, and significantly reward a select group of individuals for the achievement of aggressive, measurable standards of corporate performance. Payments in stock are intended to assist participants in achieving specified ownership guidelines and promote an entrepreneurial approach to the business.

ELIGIBILITY:     Approximately top 150 executives in the Company.

PERFORMANCE
PERIOD:          Two years

PERFORMANCE
MEASURES:        Groups
                 ------
                 50% Division Contribution in 1998.
                 50% Operating Margin percentage in 1998 (operating earnings/net sales)

                 Corporate
                 ---------
                 100%  Earnings Per Share (EPS) in 1998.

                 Division Contribution is defined as operating earnings plus other income and expense.

PERFORMANCE
WEIGHTINGS:      Corporate performance - 30%; Group performance - 70% for
                 those participants with a maximum award of 100% of base salary.

                 Corporate performance - 20%; Group performance - 80% for those participants with a maximum award of 75% of base salary.

                 Corporate performance - 10%; Group performance - 90% for those participants with a maximum award of 40%-60% of base salary.

RELATIONSHIP
OF PERFORMANCE
TO PAYOUT:          Performance Level        Payout Level
                    -----------------        ------------
                          100%                    100%
                           90%                     70%
                           80%                     50%
                           70%                     40%

                 The payout for performance between levels will be prorated.
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1997-1998 STRATEGIC INCENTIVE PLAN (cont'd)
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MAXIMUM
AWARD:           There are three levels of maximum awards as follows:

                 For those participants with a maximum award equivalent to 100% of base pay, the award is denominated 100% in stock units based on the stock price at the beginning of the performance period.

                 For those participants with a maximum award equivalent to 75% of base pay, the award is denominated 75% in stock units based on the stock price at the beginning of the performance period.

                 For those participants with a maximum award equivalent to 40%- 60% of base pay, the award is denominated 50% stock units based on the stock price at the beginning of the performance period.

PAYOUT FORM:     The mix of payments under this Plan between cash and stock will change as specified ownership guidelines are achieved. Payments will be made in stock for that portion of the award which was initially denominated in stock units as described above.

                 Upon achievement of the ownership guidelines, the participant may elect the form of payment, either cash or stock, with the opportunity for voluntary deferrals of stock into a Rabbi trust.

PAYMENT: Bonus payments will be made after the year-end financial results have been reviewed and certified by Arthur Andersen & LLP. Proposed bonus payments to Senior Executives will be reviewed and approved by the Compensation Committee.

WITHHOLDING:     Participants receiving a portion of their bonus payment in stock may elect to pay Federal, state and local withholding tax obligations to the Company in cash or request that the Company withhold a number of shares of common stock equal in value to the withholding tax amount, at the discretion of the Committee.